UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 10, 2010

VLOV, INC.

  (Exact name of registrant as specified in Charter)

Nevada	000-53155	20-8658254
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11/F., Xiamen Guanyin Shan International Commercial Operation Centre, A3-2 124
Hubin Bei Road, Siming District
Xiamen, Fujian Province
People’s Republic of China

  (Address of Principal Executive Offices)

(86592) 2345999

   (Issuer Telephone Number)

N/A

   (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On March 10, 2010, the Registrant’s board of directors (the “Board”) unanimously approved to increase the number of directors on the Board from 5 to 6 pursuant to Article II of the Registrant’s Bylaws, and in connection therewith, appointed Ms. Ying (Teresa) Zhang to the Board, effective March 10, 2010.

Ms. Zhang is currently the chief financial officer and a director of China Wind Systems, Inc. She was an auditing manager at GC Alliance HK CPA in Beijing, China, from July 2005 until January 2010.  From January 2003 through June 2005, Ms. Zhang served as a liaison officer for the Australian-Chinese Friendship Business Association, and from July 2000 to September 2002 she was an auditor at Ernst & Young in Beijing, China.  Ms. Zhang is a certified practicing accountant in Australia.  She received a bachelor’s degree in international accounting from Renmin University in China and a master’s degree in accounting from Macquarie University in Australia.

Based upon information submitted to the Board by each of the appointees, the Board has determined that Ms. Zhang is “independent” under Rule IM-5605(a)(2) of the Nasdaq Listing rules. She has not participated in the preparation of the Registrant’s financial statements or any current subsidiary at any time during the past three years, and she is able to read and understand fundamental financial statements. Additionally, the Board has determined that Ms. Zhang has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission and that such attributes were acquired through relevant education and/or experience.

Agreements with Directors

In connection with her appointment, the Registrant entered into a written agreement with Ms. Zhang dated March 10, 2010, pursuant to which she will, in addition to her duties as a director, serve on the Board’s audit committee as chairperson and be designated as audit committee financial expert, serve on the Board’s compensation committee as a member, and serve on the Board’s nominating committee as chairperson. For her services, Ms. Zhang will receive an annual compensation of $30,000 in cash and 10,000 restricted shares of the Registrant’s common stock (the “Shares”), payable in four quarterly installments of $7,500 and 2,500 Shares each beginning with the quarter ending June 30, 2010. Additionally, the Registrant is obligated to obtain directors and officers insurance policy, and to include Ms. Zhang as an insured under such policy.

In addition to its agreement with Ms. Zhang, the Registrant formalized the terms of the directorship of Jianwei Shen, who has been a member of the Board since March 2009, in a written agreement with Dr. Shen dated March 10, 2010. Pursuant to such agreement, Dr. Shen will, in addition to his duties as a director, serve on the Board’s audit committee as a member, serve on the Board’s compensation committee as chairperson, and serve on the Board’s nominating committee as a member. For his services, Dr. Shen will receive an annual compensation of $22,000 in cash, payable in four quarterly installments of $5,500 beginning with the quarter ending June 30, 2010. Additionally, the Registrant is obligated to obtain directors and officers insurance policy, and to include Dr. Shen as an insured under such policy.

The foregoing description of the material terms of the agreements with Ms. Zhang and Dr. Shen is qualified in its entirety by a copy of the form of director offer letter attached to this current report on Form 8-K as Exhibit 99.1.

Other than the foregoing agreement, there are no arrangements or understandings between Ms. Zhang or Dr. Shen and any other persons pursuant to which either of them was selected as a director. There are no transactions between the Registrant and Ms. Zhang or Dr. Shen that would require disclosure under Item 404(a) of Regulation S-K.

Formation of, and Appointments to, the Audit, Compensation and Nominating Committees

Effective March 10, 2010, the Board adopted charters for its audit, compensation and nominating committees, and appointed Ms. Zhang and Dr. Shen to such committees as follows:

•	Audit committee: Ms. Zhang (chairperson and financial expert), Dr. Shen (member)
•	Compensation committee: Dr. Shen (chairperson), Ms. Zhang (member)
•	Nominating committee: Ms. Zhang (chairperson), Dr. Shen (member)

Item 9.01   Financial Statements and Exhibits

Exhibit Number	Description

99.1	Form of Director Offer Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VLOV, INC.

By:	/s/ Qingqing Wu
Qingqing Wu
Chief Executive Officer

Dated: March 16, 2010